Exhibit 99.1

NEWS RELEASE
                                                     Contact: Ray Link
                                                     Chief Financial Officer
                                                     Sawtek Inc.
                                                     Tel:  407/884-3344
                                                     Fax:  407/886-7061
                                                     E-mail:  rl@sawtek.com
For Immediate Release

                  SAWTEK ANNOUNCES RECORD NET SALES AND PROFIT
                     FOR THE QUARTER ENDED DECEMBER 31, 1999

Orlando, Florida, January 27, 2000 ------ Sawtek Inc. (Nasdaq: SAWS) today reported record net sales, net income and earnings per share for the quarter ended December 31, 1999.

Net sales of $31.8 million for the quarter are up 43% compared to net sales of $22.2 million for the quarter ended December 31, 1998. Net income of $10.2 million, or $0.23 per diluted share for the quarter is up 61% compared to $6.3 million, or $0.15 per diluted share for the same quarter of the previous year.

Gary A. Monetti, Chief Executive Officer, stated, "The increase in net sales was a result of increased shipments of bandpass filters for CDMA digital wireless phones, including approximately $2.4 million of shipments of SAW RF filters. Sawtek began shipments of SAW RF filters in the quarter ended December 31, 1999. Net income and diluted earnings per share increased from last year due to the higher net sales and higher than expected gross profit margin of 57.6%. The gross margin was higher than expected due to better than planned yields on new products."

Sawtek designs, develops, manufacturers and markets a broad range of electronic signal processing components based on surface acoustic wave, or SAW, technology primarily for use in the wireless communications industry. Our primary products are custom-designed, high performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a variety of microwave and RF systems, such as CDMA and GSM digital wireless communications systems, digital microwave radios, wireless local area networks, cable television equipment, Internet infrastructure, various defense and satellite systems, and chemical sensors.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that forward-looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes", "does not believe", "no reason to believe", "expects", "plans", "intends", "estimates", or "anticipates", are considered to contain uncertainty and are forward-looking statements. The Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include the following: a decline in either the growth of wireless communications or the acceptance of CDMA technology; our ability to successfully develop and bring new products to market, particularly RF filters; our ability to successfully increase production capacity; our dependence on a limited number of suppliers for certain key raw materials; risks associated with international sales; our dependence on a few large customers; declining selling prices for some of our key products; decreased manufacturing yields; cancellation of purchase orders by our customers; competitive products or technologies that could reduce demand for our products; our inability to protect our intellectual property or if we infringe on the intellectual property of others; increased competition from other SAW suppliers; risks associated with our Costa Rican operations; risk of natural disasters; and other risks discussed in our SEC filings including Form 10K and Form S-3A filed on January 24, 2000.

A reader of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, the reader should not consider this list to be a complete statement of all potential risks or uncertainties. We do not assume the obligation to update any forward-looking statement.

We will be hosting a conference call with the investment community on Friday, January 28, 2000, at 12:01 p.m. EST. Investors will have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.


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
                                             SAWTEK INC.
                                Condensed Consolidated Balance Sheets
                                           (in thousands)
                                                              Dec. 31, 1999             Sept. 30, 1999
                                                              -------------             --------------
                                                               (unaudited)
ASSETS
Current assets:
  Cash, cash equivalents and short-term
     investments                                                 $119,262                  $115,274
  Accounts receivable                                              19,104                    18,641
  Inventories                                                       8,941                     8,052
  Other current assets                                              3,376                     3,170
                                                                 --------                  --------
      Total current assets                                        150,683                   145,137
Property, plant and equipment, net                                 53,710                    46,442
                                                                 --------                  --------
          Total assets                                           $204,393                  $191,579
                                                                 ========                  ========

LIABILITIES & SHAREHOLDERS' EQUITY Current liabilities:
  Accounts payable and accrued liabilities                       $  6,684                  $  9,367
  Current maturities of long-term debt                                334                       379
  Income taxes payable                                              3,133                       191
                                                                 --------                  --------
      Total current liabilities                                    10,151                     9,937

Long-term debt, less current maturities                             1,718                     1,790
Deferred income taxes                                              23,599                    21,453

Shareholders' equity:
  Common stock and capital surplus                                 74,088                    74,776
  Unearned ESOP compensation                                         (781)                     (781)
  Retained earnings                                                97,513                    87,330
  Less common stock held in treasury                               (1,895)                   (2,926)
                                                                 --------                  --------
      Total shareholders' equity                                  168,925                   158,399
                                                                 --------                  --------
          Total liabilities & shareholders' equity               $204,393                  $191,579
                                                                 ========                  ========

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


                                             SAWTEK INC.
                                   Consolidated Statements of Income
                                 (in thousands, except per share data)
                                             (unaudited)

                                                             Three Months Ended
                                                    Dec. 31,      Sept. 30,     Dec. 31,
                                                      1999          1999          1998
                                                      ----          ----          ----
Net sales                                          $31,798        $28,515        $22,219
Cost of sales                                       13,494         11,701          9,958
                                                   --------       -------        -------
Gross profit                                        18,304         16,814         12,261

Operating expenses:
  Selling expenses                                   1,239          1,395          1,385
  General & administrative expenses                  1,237          1,089          1,079
  Research & development expenses                    1,678          1,480          1,197
                                                   -------        -------        -------
    Total operating expenses                         4,154          3,964          3,661
                                                   -------        -------        -------
Operating income                                    14,150         12,850          8,600

Other income, net                                    1,456          1,328          1,119
                                                   -------        -------        -------
Income before taxes                                 15,606         14,178          9,719
Income taxes                                         5,423          4,963          3,402
                                                   -------        -------        -------
Net income                                         $10,183        $ 9,215        $ 6,317
                                                   =======        =======        =======

Net income per share:
  Basic                                            $  0.24        $  0.22        $  0.15
  Diluted                                          $  0.23        $  0.21        $  0.15

Shares used in per share calculation:
  Basic                                             42,325         42,193         41,764
  Diluted                                           43,657         43,236         42,462




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



                                             SAWTEK INC.
                                  Consolidated Statements of Income
                                      (Percentage of Net Sales)

                                                        Three Months Ended
                                               Dec. 31,       Sept. 30,     Dec. 31,
                                                 1999            1999         1998
                                                 ----            ----         ----
Net sales                                       100.0%          100.0%       100.0%
Cost of sales                                    42.4            41.0         44.8
                                                -----           -----        -----
Gross profit                                     57.6            59.0         55.2

Operating expenses:
  Selling expenses                                3.9             4.9          6.2
  General & administrative expenses               3.9             3.8          4.9
  Research & development expenses                 5.3             5.2          5.4
                                                -----           -----        -----
    Total operating expenses                     13.1            13.9         16.5
                                                -----           -----        -----
Operating income                                 44.5            45.1         38.7
Other income, net                                 4.6             4.6          5.0
                                                -----           -----        -----
Income before taxes                              49.1            49.7         43.7
Income taxes                                     17.1            17.4         15.3
                                                -----           -----        -----
Net income                                       32.0%           32.3%        28.4%
                                                =====           =====        =====






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